EXHIBIT 11-1

                          NAC RE CORP. AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)

Primary Earnings Per Share of Common Stock and Common Stock Equivalents

                                                      Three months ended
                                                           March 31,
                                                   ------------------------
                                                       1997         1996
                                                   -----------  -----------

 Net income applicable to Common Stock             $    19,854  $    20,772
                                                   ===========  ===========

 Average number of common shares outstanding        18,431,878   19,210,507

 Add:

   Assumed exercise of dilutive stock options(1)       259,772      351,363
                                                   -----------  -----------

 Common stock and common stock equivalents
   outstanding                                      18,691,650   19,561,870
                                                   ===========  ===========

 Net income per share assuming dilution of
  common stock equivalents                         $      1.06  $      1.06
                                                   ===========  ===========

(1) Computed utilizing the average market price of the Common Stock for the period.

NOTE: The Company's 5.25% convertible subordinated debentures due 2002 are not considered to be common stock equivalents in the calculation of primary earnings per share.


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